Exhibit 99.1 NEWS RELEASE Contact Rachel Mandell-Rice Barokas Public Relations TappIn@barokas.com 206-264-8220

GlobalSCAPE's TappIn Launches New Remote Access App for Amazon's Kindle Fire

App Enables Simple and Secure Digital Content Access and Music Streaming from Any Kindle Fire Device

SEATTLE, WA - December 8, 2011 - TappIn, Inc., the leading innovator in digital content access and file sharing for the mobile community, announced today the launch of its new Kindle Fire personal cloud service app. The new app is TappIn's first product release since becoming a subsidiary of secure information exchange leader GlobalSCAPE, Inc. (NYSE Amex: GSB) earlier this month.

TappIn makes users' remotely stored content-whether it's on a home or work computer-available on all Kindle Fire devices, allowing them to securely access and share content anytime, anywhere. The application turns the world's most popular e-reader into a secure portal to access remotely stored content safely and securely when connected to any wireless network. Social functions include access to mixed media playlists and the ability to share and manage unlimited distribution of locally stored files on Facebook.

Unlike remote access products that consume mass amounts of storage, TappIn makes content available through a secure cloud pathway, thereby allowing users to "tap in" to their storage location, wherever that may be. TappIn's unique cloud access portal means users can obtain content without having to download, save, and manage it on their mobile device. This method of delivery not only saves storage space, it ensures content remains secure and private on the user's home or work computer or other storage device. The new app for the Kindle Fire platform includes all of TappIn's latest capabilities, including security features already available on the iOS and Android platforms.

Key features include:

  TappIn SecureShare™: Users can easily customize TappIn's enhanced SecureShare™ authentication capabilities to protect sensitive information by providing selective access and requiring specific recipients to login securely before viewing private files. Users can choose to authenticate via login or share files via public access with a link to the photo, file, or folder. Using the app, users can also easily import contacts from Gmail, Yahoo!, Hotmail, and other email providers directly into TappIn, providing one-click sharing.
  SocialShare™: Share photos, files, or folders from your device directly to Facebook. A link to the file and a thumbnail of the photo is posted to the user's Facebook wall, along with any comment to Facebook "Friends." Files are not uploaded to Facebook, but rather remain securely stored on the user's computer, allowing for easy control and removal.
  Enhanced A La Carte Playlist™: With TappIn, Kindle Fire users now have full access to their entire music library. TappIn's A La Carte Playlist™ capability allows Apple users to generate playlists from multiple iTunes and MP3 libraries. With one click, the TappIn app populates a list of all folders that contain music files, and allows users to select from those folders to create a single, unique playlist. TappIn's Now Playing™ feature enables users to stream music or browse photos or documents while simultaneously using other applications. Streaming access also eliminates the need to download and manage the content on your mobile device, saving time and storage space, and safeguarding privacy.

"The Kindle Fire device is blurring the lines between the e-reader and tablet, allowing us an even greater convergence of our personal and professional lives," said Chris Hopen, president of TappIn. "TappIn's new app allows users to maximize the innovative multitasking capabilities, social, and collaboration features of these devices by providing access to remotely stored digital content, regardless of system, file type, or content location right on their Kindle Fire device."

TappIn's app for the Kindle Fire is available in two editions designed to cater to the needs of individuals and businesses. The TappIn Light version is available free of charge from the Amazon Appstore for Android, while the TappIn Standard edition is available for $23.99/year and offers consumers unlimited access to any digital file, regardless of size.

About TappIn, Inc.

TappIn by GlobalSCAPE solves a real problem that millions have today-how to easily and securely access and share pictures, documents, videos, and music anytime, anywhere. At home, in the office, or on the road, customers can "tap in" to their files, stored in multiple locations, using any web browser and most internet-enabled mobile devices (including Apple iPhone® and iPad®, Google® Android™ and Windows® Phone). TappIn removes the need for uploading, syncing or paying for additional cloud storage. For more information, visit www.TappIn.com or follow the Facebook, blog, and Twitter updates.

About GlobalSCAPE

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE Amex: GSB) is a leading provider of software and services that enable its customers to exchange information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® software, GlobalSCAPE has been helping businesses and consumers-including 15,000 companies in more than 150 countries-facilitate cost-effective secure information exchange.  GlobalSCAPE and its managed file transfer solutions have been recognized by Gartner Group, Computerworld, Network Products Guide, and Deloitte's Technology Fast 500. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2010 calendar year, filed with the Securities and Exchange Commission on March 29, 2011.